As filed with the Securities and Exchange Commission on October 3, 2001


                                                     Registration No. 333-60192



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------

                          PRE-EFFECTIVE AMENDMENT NO. 3

                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                   -----------

                               Claimsnet.com inc.
             (Exact name of Registrant as specified in its charter)

     Delaware                      7374                       75-2649230
 (State or other       (Primary Standard Industrial        (I.R.S. Employer
  jurisdiction of       Classification Code Number)      Identification Number)
 incorporation or
   organization)

                                   -----------

                               Claimsnet.com inc.
                         12801 North Central Expressway
                               Dallas, Texas 75243
                                 (972) 458-1701
                     (Name, address, including zip code, and
                     telephone number, including area code,
                   of registrant's principal executive offices
                             and agent for service)

With copies to:

                            Robert Steven Brown, Esq.
                               Reitler Brown, LLC
                          800 Third Avenue, 21st Floor
                          New York, New York 10022-4611
                                 (212) 371-2000


         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

         If this Form is filed to register additional securities pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
                                   -----------


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.
================================================================================

                  Subject to Completion, dated October 3, 2001


PRELIMINARY PROSPECTUS



                                3,092,229 Shares

                            [CLAIMSNET.COM INC. LOGO]

                                  Common Stock

                               ------------------

         This is an offering of shares of common stock of Claimsnet.com inc., by the selling stockholders named in this prospectus, of up to an aggregate of 3,092,229 shares of our common stock.

         Of the shares of our common stock offered by means of this prospectus, 556,229 shares were issued by us in connection with an acquisition in April 2000, 750,000 were issued by us in transactions exempt from the registration requirements under the Securities Act of 1933, as amended, to one of our officers and director at our inception, and 1,786,000 shares were issued by us in transactions exempt from the registration requirements under the Securities Act of 1933, as amended, during the months of April 2000 through June 2001.


         Our common stock is quoted on the Nasdaq SmallCap(R) Market under the symbol "CLAI," and is listed on the Boston Stock Exchange under the symbol "CLA." On September 28, 2001, the closing sale price of our common stock on the Nasdaq SmallCap(R) Market was $1.59 per share.


         See "Risk Factors" beginning on page 8 for a discussion of factors that you should consider before buying shares of our common stock.

                              ---------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         We will receive no proceeds from the sale of the shares of our common stock sold by the selling stockholders.

                              ---------------------


                The date of this prospectus is October __, 2001.



The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities in any state where the offer or sale in not permitted.

                               PROSPECTUS SUMMARY

         The following summary highlights selected information from, or incorporated by reference into, this prospectus and may not contain all the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus carefully, including the consolidated financial statements and the related notes beginning on page F-1, as well as the documents incorporated by reference into this prospectus. References in this prospectus to "Claimsnet.com," "we," "our," and "us" refer to Claimsnet.com inc., a Delaware corporation, together with our subsidiaries and our respective predecessors. Please see "Incorporation By Reference" for a description of public filings deemed incorporated by reference into this prospectus.

                                  Our Business

Transaction Processing Business

         We are an electronic commerce company engaged in healthcare transaction processing for the medical and dental industries by means of the Internet. Our proprietary software, which was developed over the last seven years and resides entirely on our servers, allows healthcare providers to prepare healthcare claims interactively on the Internet and electronically transmits the claims to us for processing. It also allows us to download claims from the healthcare providers' computers directly to our servers. Our software provides real-time editing of the claims data for compliance with the format and content requirements of payers and converts the claims to satisfy payer's specific processing requirements. We then electronically transmit processed claims on behalf of healthcare providers directly or indirectly to medical and dental payers that accept claims processing transmissions electronically. In addition, our software provides for secure encryption of all claims data transmitted in compliance with the regulations of the United States Health Care Financing Administration. The payers to which claims processed by us are submitted, primarily through clearinghouses operated by McKesson HBOC, our largest customer, and ProxyMed, include plans and affiliates of Aetna Life & Casualty Company, Inc., MetLife Healthcare/Metropolitan Healthcare Corporation, Cigna Healthcare, Inc., The Prudential Insurance Company of America, various Blue Shield/Blue Cross organizations, and United Healthcare Corporation.




         We generate revenue from claims processing services by 1) charging commercial payers, or clearinghouses acting for commercial payers, a transaction fee for many types of claims submitted electronically, 2) by charging healthcare providers a subscription fee and a variety of transaction fees for use of our services, or 3) charging our business partners fees for our services. We also offer patient statement processing services and real time eligibility verification of patient benefit coverage for healthcare providers and generate revenue by charging additional subscription and transaction fees for such services. We use various subcontractors to print and mail the bar-coded and customized statements along with a return envelope.

Customer Relationships

         We currently provide our services by either working directly with the healthcare provider's business office or by enabling other healthcare industry organizations to better serve their clients. We work with a variety of such organizations, including clearinghouses, billing agencies, computer system vendors, insurers, managed care organizations, information technology companies, marketing organizations, and e-health portal companies. Our relationship with some organizations is limited to joint marketing agreements whereas other relationships include co-branded or private label versions of our products and services and may also include provisions allowing us to use or market products and services offered by the other organization.

         We are currently processing transactions for more than 3,600 healthcare providers, substantially all of which are served through direct relationship with the provider's billing office. We have, however, entered into a number of relationships with other organizations that we believe greatly enhance our distribution network.


         In October 1999, we entered into a Development and Services Agreement (the "Agreement") with McKesson, under which we have granted McKesson a multi-year, non-exclusive, private label license for portions of our proprietary technology and have agreed to manage McKesson's operation of the system on a fully outsourced basis. McKesson is the leading provider of information technology services in the worldwide healthcare market. Under the agreement, we will be applying our proprietary Internet-based claims processing technology to selected McKesson electronic commerce solutions for the purposes of better serving the claims processing needs of the independent physician practice market. The Agreement, as amended in April 2001, provides that we shall receive transaction fees for services rendered. In April 2001, McKesson purchased 1,514,285 newly issued shares of our common stock. We have entered into a separate agreement with McKesson which allows us to use McKesson's extensive direct payer connections to submit certain claims to selected payers.


Electronic Claims Processing Market

            The healthcare electronic claims processing market, including dental claims, has been estimated by Faulkner & Gray's Health Data Directory, an industry publication, to include over 4.7 billion healthcare claim and HMO encounter form or claim submissions in 1999, of which, approximately 1.7 billion claims are submitted on paper forms. Health Data Management estimates that electronic claims processing is currently used to process approximately 43% of all medical outpatient claims and 17% of all dental claims. We believe that, as a result of the low penetration of electronic claims processing among healthcare providers and dentists, this market presents an attractive opportunity for us to offer a cost-effective service. We intend to focus our marketing efforts on outpatient claims, including claims of clinics, hospitals, physicians, dentists, and other outpatient service providers, as we believe they are the underserved segments of the market.

            The number of non-electronic paper transactions in the HMO market is increasing rapidly and we believe that HMO encounters are another underserved segment of the outpatient claims processing market. Currently there is no formal transmission document standard. Accordingly, we believe that the opportunity exists for us to utilize our claims processing configuration to make available a document scanning service using hypertext markup language also known as HTML. This will enable us to convert an encounter form into a document that appears identical to the printed version, yet is designed to reconfigure the data entered and present it in a format that conforms to a payer's specific requirements.

            Healthcare claims are traditionally processed by clearinghouses using a similar operating structure to that which exists in the credit card industry. A merchant that accepts a credit card for payment does not send payment requests directly to the bank that issued the card, but sends the payment request to a clearinghouse. The payment request is processed and transmitted to the appropriate bank. Healthcare claim clearinghouses accept, sort, process, edit, and then forward the claims to the appropriate payers, either electronically or on paper. The major healthcare clearinghouses operate in a mainframe computer environment. Furthermore, traditional clearinghouses process claims in off-line batches and return edit results to the submitters in a subsequent batch transmission. This operating configuration is both expensive and time consuming due to the source code changes required to continuously process claims correctly to meet payer requirements. In contrast, our healthcare transaction processing software system on the Internet is designed to operate in a real-time, open client-server configuration. This operating alternative can offer the provider a method of bypassing the clearinghouse and communicating directly with the payer in a rapid, accurate, and cost-effective manner. We believe that if the industry evolves toward direct payer submission of claims or real-time adjudication of claims, our software will be able to offer efficient access to payers and their healthcare provider customers in a Health Information Portability and Accountability Act ("HIPAA")-compliant format.

Benefit Management Business

            On April 18, 2000, we, through our wholly-owned subsidiary, HealthExchange.com, Inc., a Delaware corporation ("HECOM"), acquired from VHx Company, a Nevada corporation ("VHx"), selected properties and assets, including it's HealthExchange.com name and trademark, and in-process research and development (together, "HealthExchange(TM)").

            Several factors have caused us to delay continued development of the HealthExchange(TM) products, including lack of existing customer commitment to continued product development, lack of market acceptance at this time, future cash requirements to continue product development, and cost of sales and marketing efforts to create a market niche.

            On January 4, 2001, we adopted a refined business strategy plan that focuses on near-term financial performance. The new plan dedicates our resources to the implementation of services for existing partnerships, and selective growth opportunities with near-term profit potential and long-term benefit. Our new business plan does not allocate resources for the additional development of the HealthExchange(TM) product at this time.

Benefit Management Market

            According to the U.S. Bureau of the Census, approximately 225 million Americans are covered by some form of health insurance. It was estimated by President Clinton in his September 8, 1999 Remarks on Health Care Priorities that over 160 million of these people are enrolled in some form of managed care. Employers pay for a large proportion of the cost of these health plans. We believe that the complexity of managed care plans has increased the administrative burden and related costs of healthcare and has negatively effected both member satisfaction and provider satisfaction. Benefit management services are marketed to managed care organizations, including health maintenance organizations, preferred provider organizations, and third party administrators. While we may actively pursue the benefit management market in the future, we have not allocated resources to do so at this time.

Our Business Strategy

         Our business strategy is as follows:

         o to aggressively pursue and support strategic relationships with companies that will in turn aggressively market electronic claims processing and our other services to outpatient healthcare providers, including clinics, hospitals, physicians, HMOs, third party administrators, dentists, and other outpatient service providers;

         o to continue to expand our services to include additional transaction processing functions, such as HMO encounter forms, eligibility and referral verifications, patient statements, and other healthcare administrative services, in order to diversify sources of revenue;

         o to license our technology for other applications, including stand-alone purposes, Internet systems and private label use, and for original equipment manufacturers.


Our History And Structure

         We were incorporated under the laws of the State of Delaware in September 1997 under the name Claimsnet.com inc. as a wholly-owned subsidiary of American Net Claims. American Net Claims was incorporated under the laws of the State of Texas in April 1996. In December 1998, American Net Claims merged into Claimsnet.com. Our principal office is located at 12801 North Central Expressway, Suite 1515, Dallas, Texas 75243, and our telephone number is (972) 458-1701.

         In July 1996, we acquired all of the Internet software, licenses, intellectual property rights, and technology developed by an affiliated company, American Medical Finance. See "Principal, Management, and Selling Stockholders." In June 1997, we acquired 100% of the capital stock of Medica Systems, Inc. a software development firm from which we had licensed a portion of our healthcare transaction processing software. We operated in the development stage through March 1997, and then commenced processing claims for healthcare providers.

         In April 2000, we acquired certain assets, and assumed certain liabilities, of VHx, as described above. Subsequently, as the result of general market conditions and various events related to acquired customer agreements, we determined that there had been a total impairment of the assets acquired and wrote off all of the value of the acquired intangible assets. Pursuant to the terms of the asset purchase agreement, we also adjusted the purchase price consideration.

         We maintain our primary Web site at www.claimsnet.com and have registered the Internet domain names Claimsnet.com and HealthExchange.com. Information contained on our Web site does not constitute part of this prospectus.

         Unless otherwise stated, the information in this prospectus does not give effect to:

         o up to an aggregate of 1,419,230 shares of common stock issuable upon the exercise of options which may be granted pursuant to our existing stock option plans, and

         o up to 954,404 shares of common stock issuable upon the exercise of outstanding warrants.


         Unless otherwise stated, the information in this prospectus reflects:

         o all stock splits and reverse stock splits prior to the date of this prospectus.

                                  The Offering


Common Stock Offered by the
Selling Stockholders               Up to an aggregate of 3,092,229 shares of
                                   common  stock

Common Stock Outstanding at
the Date of this Prospectus        10,481,514 shares

Use of Proceeds                    All of the shares of common stock offered by
                                   this prospectus will be sold by selling
                                   stockholders named in this prospectus. As a result, we will not receive any of the proceeds from the sale of these shares.

Nasdaq SmallCap(R) Market
Trading Symbol                     CLAI

Boston Stock Exchange Trading
Symbol                             CLA
------------------------------------------------------- ------------------------


This prospectus contains, and incorporates by reference, forward-looking statements and information relating to us, as well as our business and operations. We intend to identify forward-looking statements in this prospectus by using words such as "believes," "intends," "expects," "may," "will," "should," "plan," "projected," "contemplates," "anticipates," or similar statements. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties, and assumptions. Our actual future results may differ significantly from the results discussed in the forward-looking statements in this prospectus. Some, but not all, of the factors that may cause this kind of difference include those which we discuss in the Risk Factors section, beginning on page 8 of this prospectus.

                                  RISK FACTORS

         An investment in our common stock is highly speculative, involves a high degree of risk, and should be made only by investors who can afford a complete loss of their investment. You should carefully consider, together with the other matters referred to in this prospectus, the following risk factors before you decide to buy our common stock.

Risks Specific To Our Business

We Have A History of Net Losses, Limited Revenues, Anticipate Further Losses, And Have A Working Capital Deficit

         We have incurred net losses since inception and expect to continue to operate at a loss for the foreseeable future. For the period from our inception in April 1996 through December 1996 and the years ended December 31, 1997, 1998, 1999, and 2000, we incurred net losses of $(306,000), $(2,781,000),
$(4,663,000), $(8,858,000), and $(17,695,000), respectively. As of December 31,
1997, 1998, 1999, and 2000, we had working capital (deficit) of $36,000, $(1,089,000), $6,224,000, and $(1,012,000), respectively. We generated revenues of $414,000 for the year ended December 31, 1999, and $1,602,000 for the year ended December 31, 2000.

         We Cannot Predict Our Future Capital Needs And We May Not Be Able To Secure Additional Financing


         The Company is currently seeking additional funding. Management cannot predict whether this additional financing will be in the form of equity or debt, or be in another form. Necessary additional capital may not be available on a timely basis or on acceptable terms, if at all. The Company believes that its available cash resources, together with anticipated revenues from operations, will be sufficient to satisfy its capital requirements through December 31, 2001. This belief is based on the existence of cash and equivalents of $1,494,000 at August 31, 2001, less $1,407,000 of estimated net cash expenditures for the four months from September 1, 2001 through December 31, 2001. The estimated net cash expenditures for the four months from September 1, 2001 through December 31, 2001 are based upon average actual results for January through August 2001, adjusted for the effect of the restructured agreement with McKesson, and excluding a $500,000 disputed accrued liability which is not expected to require a cash settlement in 2001. Some of these assumptions may prove to be incorrect. As a result, financial resources may not be sufficient to satisfy the Company's capital requirements for this period. In any of these events, the Company may be unable to maintain its current level of operations, implement current plans for expansion or to repay debt obligations as they become due. If current plans can not be successfully implemented, the Company may be forced to significantly reduce operating expenses to a point which would be detrimental to business operations, curtail research and development activities, sell certain business assets or discontinue some or all of our business operations, or take other actions which could be detrimental to business prospects and result in charges which could be material to its operations and financial position. In the event that any future financing should take the form of equity securities, the holders of the common stock may experience additional dilution.

Because We Have Been In Business For A Short Period Of Time, There Is Limited Information Upon Which You Can Evaluate Our Business

         We have a limited operating history upon which you may base an evaluation of us and determine our prospects for achieving our intended business objectives. We are prone to all of the risks inherent to the establishment of any new business venture. Organized in April 1996, we were a development stage company through March 31, 1997. We are currently processing claims for accounts representing approximately 3,700 providers, some of which receive favorable pricing as early stage clients. We have entered into agreements with clearinghouses providing access to more than 2,000 payers. The revenues received or costs incurred under these agreements are highly dependent upon transaction volumes. Additionally, we endeavored to diversify our business during the year ended December 31, 2000, through an asset acquisition, which, due to delay in market readiness, resulted in a large non-recurring loss. We have also changed our sales and marketing strategy from a direct sales model to a strategic partner distribution model. Consequently, you should consider the likelihood of our future success to be highly speculative in light of our limited operating history, our limited resources and problems, expenses, risks, and complications frequently encountered by similarly situated companies in the early stages of development, particularly companies in new and rapidly evolving markets, such as electronic commerce. To address these risks, we must, among other things,

         o        maintain and increase our strategic partnerships,

         o        maintain and increase our customer base,

         o implement and successfully execute our business and marketing strategy,

         o continue to develop and upgrade our technology and transaction-processing systems,

         o        continually update and improve our Web site,

         o        provide superior customer service,

         o        respond to competitive developments, and

         o        attract, retain, and motivate qualified personnel.


         We may not be successful in addressing these risks, and our failure to do so could have a material adverse effect on our business, prospects, financial condition, and results of operations.

We Expect To Experience Significant Fluctuations In Our Future Quarterly Operating Results Due To A Variety Of Factors, Many Of Which Are Outside Our Control.

         We are a relatively young company in the rapidly evolving and highly competitive internet-based medical claims processing industry. Our ability to achieve operating results in this industry will depend on several factors, including:

         o our ability to satisfy capital requirements in an investment climate that has been more reluctant generally to invest in "Internet" companies,

         o our ability to retain existing customers, attract new customers at a steady rate, and maintain customer satisfaction in an industry in which there is as of yet no uniformly accepted standard or methodology for claims processing,

         o the announcement or introduction of new sites, services, and products by us and our competitors in a rapidly evolving industry,

         o        price competition or higher prices in our industry,

         o the level of use of the Internet and online services and the rate of market acceptance of the Internet and other online services for the purchase of health claims processing services,

         o our ability to upgrade and develop our systems and infrastructure in a timely and effective manner,

         o        the amount of traffic on our Web site,

         o the incurrance of technical difficulties, system downtime, or Internet brownouts to which we are acutely sensitive insofar as our medical claims processing service is Internet-based,

         o the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations, and infrastructure which cannot be predicted with any large degree of accuracy in light of the rapidly evolving nature of the medical claims processing industry,

         o our ability to comply with existing and future government regulation such as HIPAA or privacy regulations relating to the Internet or patient information, and

         o general economic conditions and economic conditions specific to the Internet, electronic commerce, and the medical claims processing industry.

         If we are unable to handle or satisfactorily respond to these factors, our operating results may fall below the expectations of securities analysts and investors. In this event, the market price of our common stock would likely be materially adversely affected.

Our Marketing Strategy Has Not Been Sufficiently Tested And May Not Result In Success

         We have recently changed our marketing strategy from direct marketing to reliance on the development and maintenance of strategic relationships with companies that will aggressively market electronic claims processing and our other services to outpatient healthcare providers. To date, we and our strategic partners have conducted limited marketing efforts for such purpose. To penetrate our market we will have to rely on our strategic partners to exert significant efforts and devote material resources to create awareness of, and demand for, our co-branded products and services. No assurance can be given that our strategic partners will devote significant efforts and resources to, and be successful in, these marketing services or that they will result in material sales of our products and services. No representation can be made that our reliance on this strategy will prove successful and that if not successful that we will have adequate resources to attempt to engage in direct marketing of our products and services or that such efforts will prove successful. Our failure to develop our marketing capabilities, successfully market our products or services, or recover the cost of our services would have a material adverse effect on our business, prospects, financial condition, and results of operations.

         If We Are Unable To Upgrade Our Systems, We May Be Unable To Process An Increased Volume Of Claims


         A key element of our strategy is to generate a high volume of traffic on, and use of, our Web site. We are currently processing less than 10 million medical claims per year in an industry that processes approximately 4.7 billion claims annually. If the volume of traffic on our Web site or the number of claims submitted by customers substantially increases, we will have to expand and further upgrade our technology, claims processing systems, and network infrastructure to accommodate these increases or our systems may suffer from unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and speed of claims processing, and delays in reporting accurate financial information. We may be unable to effectively upgrade and expand our claims processing system or to integrate smoothly any newly developed or purchased modules with our existing systems, which could have a material adverse effect on our business, prospects, financial condition, and results of operations.


         Because We Depend Upon A Single Site For Our Computer Systems We Are Vulnerable To The Effects Of Natural Disasters, Computer Viruses, And Similar Disruptions

         Our ability to successfully receive and process claims and provide high-quality customer service largely depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Our proprietary software resides solely on our servers, most of which are located in a monitored server facility in Washington, DC. Our systems and operations are in a secured facility with hospital-grade electrical power, redundant telecommunications connections to the Internet backbone, uninterruptible power supplies, and generator back-up power facilities. Further, we maintain redundant systems at a separate facility for backup and disaster recovery. Despite such safeguards, we remain vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake, and similar events. In addition, we do not, and may not in the future, carry sufficient business interruption insurance to compensate us for losses that may occur. Despite our implementation of network security measures, our servers are vulnerable to computer viruses, physical or electronic break-ins, and similar disruptions, which could lead to interruptions, delays, loss of data, or the inability to accept and process customer claims. The occurrence of any of these events could have a material adverse effect on our business, prospects, financial condition, and results of operations.

         We Rely On Internally Developed Administrative Systems That Are Inefficient, Which May Put Us At A Competitive Disadvantage


         Some of the systems and processes used by our business office to prepare information for financial accounting, billing, and reporting are inefficient, inadequate, and require a significant amount of manual effort. For example, our systems require cumbersome data manipulation using spreadsheets in order to prepare information for both billing and client reporting purposes. The manual effort is both costly and negatively affects the timeliness of these processes. These inefficiencies may place us at a competitive disadvantage when compared to competitors with more efficient systems. We intend to continue to upgrade and expand our administrative systems and to integrate newly-developed and purchased modules with our existing systems in order to improve the efficiency of our reporting methods, although we are unable to predict whether these upgrades will improve our competitive position.


         Because Our Management Owns Approximately 23.9% Of Our Common Stock, Investors May Have Difficulty Obtaining The Necessary Stockholder Vote For Corporate Actions Contrary To The Wishes Of Management

         At the date of this prospectus, our current directors and executive officers beneficially own approximately 2,502,030, or 23.9%, of the outstanding shares of our common stock. As a result,

         o our current officers and directors will have the ability to exert substantial influence over the outcome of all matters on which stockholders are entitled to vote, including the elections of our directors and the approval of significant corporate transactions, and

         o investors in this offering may have difficulty attaining the necessary stockholder vote required for corporate actions contrary to the wishes of management.

         We Have Limited Senior Management Resources, And We Need To Attract And Retain Highly Skilled Personnel; We May Be Unable To Effectively Manage Growth With Our Limited Resources


         Our senior management currently consists of Bo W Lycke, our Chairman of the Board of Directors, President, and Chief Executive Officer,Paul W. Miller, our Chief Financial Officer, Patricia Davis, Senior Vice President of Sales and Operations and Jeffrey P. Baird, Senior Vice President of Technology . Any expansion of our business would place a significant strain these individuals and on our limited managerial, operational, and financial resources. We will be required to expand our operational and financial systems significantly and to expand, train, and manage our work force in order to manage the expansion of our operations. Our failure to fully integrate our new employees into our operations could have a material adverse effect on our business, prospects, financial condition, and results of operations. Our ability to attract and retain highly skilled personnel is critical to our operations and expansion. We face competition for these types of personnel from other technology companies and more established organizations, many of which have significantly larger operations and greater financial, marketing, human, and other resources than we have. We may not be successful in attracting and retaining qualified personnel on a timely basis, on competitive terms, or at all. If we are not successful in attracting and retaining these personnel, our business, prospects, financial condition, and results of operations will be materially adversely affected.

         Because of Their Specialized Knowledge of Our Proprietary Technology and the Medical Claims Processing Industry, We Depend Upon Our Senior Management And Certain Key Personnel; The Loss Or Unavailability Of Any Of Them Could Put Us At A Competitive Disadvantage


         We currently depend upon the efforts and abilities of our senior executives and other key personnel, each of whom has a distinctive body of knowledge regarding electronic claims submissions and related technologies, the medical claims processing industry and our services. The loss or unavailability of the services of any of these individuals for any significant period of time could have a material adverse effect on our business, prospects, financial condition, and results of operations. We have obtained, own, and are the sole beneficiary of, key-person life insurance in the amount of $2,000,000 on the life of Bo W. Lycke, our Chairman of the Board of Directors, President, and Chief Executive Officer. This insurance may not continue to be available to us on reasonable terms, or at all. Mr. Lycke and Messrs. Ward L. Bensen and Robert
H. Brown Jr., two of our Directors, serve as the Chairman of the board of directors, a Director and Senior Vice President, and a Director, respectively, of American Medical Finance, one of our affiliates. In addition, our employment agreement with Mr. Lycke permits him to terminate the agreement on 30 days' notice.


         We May Be Unable To Protect Our Intellectual Property Rights And We May Be Liable For Infringing The Intellectual Property Rights Of Others

         The Company's business is based in large part upon the proprietary nature of its services and technologies. Accordingly, our ability to compete effectively will depend on our ability to maintain the proprietary nature of these services and technologies, including our proprietary software and the proprietary software of others with which we have entered into software licensing agreements. We hold no patents and rely on a combination of trade secrets and copyright laws, nondisclosure, and other contractual agreements and technical measures to protect our rights in our technological know-how and proprietary services. In addition, we have been advised that trademark and service mark protection of our corporate name is not available. We depend upon confidentiality agreements with our officers, directors, employees, consultants, and subcontractors to maintain the proprietary nature of our technology. These measures may not afford us sufficient or complete protection, and others may independently develop know-how and services similar to ours, otherwise avoid our confidentiality agreements, or produce patents and copyrights that would materially and adversely affect our business, prospects, financial condition, and results of operations. We believe that our services are not subject to any infringement actions based upon the patents or copyrights of any third parties; however, our know-how and technology may in the future be found to infringe upon the rights of others. Others may assert infringement claims against us, and if we should be found to infringe upon their patents or copyrights, or otherwise impermissibly utilize their intellectual property, our ability to continue to use our technology could be materially restricted or prohibited. If this event occurs, we may be required to obtain licenses from the holders of their intellectual property, enter into royalty agreements, or redesign our services so as not to utilize their intellectual property, each of which may prove to be uneconomical or otherwise impossible. Licenses or royalty agreements required in order for us to use this technology may not be available on terms acceptable to us, or at all. These claims could result in litigation, which could materially adversely affect our business, prospects, financial condition, and results of operations.

         Because We Are Not Currently Paying Cash Dividends, Investors May Have To Sell Claimsnet.com Shares In Order To Realize Their Investment

         We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Any credit agreements which we may enter into with institutional lenders may restrict our ability to pay dividends. Whether we pay cash dividends in the future will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, and any other factors that the board of directors decides is relevant. Holders of our common stock may have to sell all or a part of these shares in order to realize their investment.

         Some Provisions Of Our Certificate Of Incorporation And By-Laws May Deter Our Acquisition

         A number of provisions of our amended certificate of incorporation and Delaware law may be deemed to have an anti-takeover effect. Our certificate of incorporation and by-laws provide that our board of directors is divided into two classes serving staggered two-year terms, resulting in approximately one-half of the directors being elected each year and other provisions relating to voting and the removal of the officers and directors. Further, our by-laws contain provisions which regulate the introduction of business at annual meetings of our stockholders by other than the board of directors. In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

         In addition, our certificate of incorporation, as amended, authorizes our board of directors to issue up to 4,000,000 shares of preferred stock, which may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion, and redemption rights, and sinking fund provisions. We have no present plans for the issuance of any series of preferred stock. However, the issuance of any such preferred stock could materially adversely affect the rights of holders of shares of our common stock and, therefore, could reduce the value of the common stock. In addition, specific rights granted to future holders of preferred stock, could be used to restrict our ability to merge with, or sell our assets to, a third party. The ability of the board of directors to issue preferred stock could have the effect of rendering more difficult, delaying, discouraging, preventing, or rendering more costly an acquisition of us or a change in control of us, thereby preserving our control by the current stockholders.

Risks Specific To Our Industry

Internet Security Poses Risks To Our Entire Business

         The electronic submission of healthcare claims and other electronic healthcare transaction processing services by means of our proprietary software involves the transmission and analysis of confidential and proprietary information of the patient, the healthcare provider, or both, as well as our own confidential and proprietary information. The compromise of our security or misappropriation of proprietary information could have a material adverse effect on our business, prospects, financial condition, and results of operations. We rely on encryption and authentication technology licensed from other companies to provide the security and authentication necessary to effect secure Internet transmission of confidential information, such as medical information. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the technology used by us to protect customer and patient transaction data. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against security breaches or to minimize problems caused by security breaches. Concerns over the security of the Internet and other online transactions and the privacy of users may also inhibit the growth of the Internet and other online services generally, and the Web site in particular, especially as a means of conducting commercial transactions. To the extent that our activities or the activities of others involve the storage and transmission of proprietary information, such as diagnostic and treatment data, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our security measures may not prevent security breaches. Our failure to prevent these security breaches may have a material adverse effect on our business, prospects, financial condition, and results of operations.

         We Will Only Be Able To Execute Our Business Plan If Electronic Commerce Continues To Grow Generally And Specifically In The Health Care Industry

         Our future revenues and any future profits are substantially dependent upon the widespread acceptance and use of the Internet and other online services as an effective medium of commerce by submitters of medical claims. Rapid growth in the use of, and interest in, the Internet, the Web, and online services is a recent phenomenon, and may not continue on a lasting basis. In addition, customers may not adopt, and continue to use, the Internet and other online services as a medium of commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty, and few services and products have generated profits. For us to be successful, the healthcare community must accept and use novel and cost efficient ways of conducting business and exchanging information.

         In addition, the public in general, and the healthcare industry in particular, may not accept the Internet and other online services as a viable commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. To the extent that the Internet and other online "business to business" services continue to experience significant growth in the number of users, their frequency of use, or in their bandwidth requirements, the infrastructure for the Internet and online services may be unable to support the demands placed upon them. In addition, the Internet or other online services could lose their viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. Changes in, or insufficient availability of, telecommunications services to support the Internet or other online services also could result in slower response times and adversely affect usage of the Internet and other online services generally and our product and services in particular. If use of the Internet and other online services does not continue to grow or grows more slowly than we expect, if the infrastructure for the Internet and other online services does not effectively support the growth that may occur, or if the Internet and other online services do not become a viable commercial marketplace, our business, prospects, financial condition, and results of operations could be materially adversely affected.

         We May Not Be Able To Adapt As The Internet, Electronic Commerce, And Customer Demands Continue To Evolve

         The Internet and the medical claims processing industry are characterized by:

         o        rapid technological change,

         o        changes in user and customer requirements and preferences,

         o        changes in federal legislation and regulation,

         o frequent new product and service introductions embodying new technologies, and

         o the emergence of new industry standards and practices that could render our existing Web site and proprietary technology and systems obsolete.


         Our success will depend, in part, on our ability to:

         o enhance and improve the responsiveness and functionality of our online claims processing services,

         o license leading technologies useful in our business and enhance our existing services,

         o comply with all applicable regulations regarding our industry and the Internet,

         o develop new services and technology that address the increasingly sophisticated and varied needs of our prospective or current customers, and

         o respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

         The development of our Web site and other proprietary technology will involve significant technical and business risks. We may not be able to adapt successfully to such demands. Our failure to respond in a timely manner to changing market conditions or customer requirements would have a material adverse effect on our business, prospects, financial condition, and results of operations.

We May Not Be Able To Compete Effectively In Our Industry

         Based on total assets and annual revenues, we are significantly smaller than the majority of our national competitors: we are one-seventh the size of our next largest competitor in terms of total assets and one-thirtieth their size in terms of total revenues. If we compete with them for the same geographical or institutional markets, their financial strength could prevent us from capturing those markets. We may not successfully compete in any market in which we conduct or may conduct operations. In addition, in certain market segments, including psychiatry and surgery, we believe that we are not currently able to compete with existing potential competitors and, accordingly, we have designed our business plan to address other market segments.

Regulatory And Legal Uncertainties Could Harm Our Business

         We are not currently subject to direct regulation by any government agency other than laws or regulations applicable to electronic commerce, but we process information which, by law, must remain confidential. The U.S. Health Care Financing Administration has defined security requirements for Internet communications including healthcare data. We operate in compliance in all material respects with these requirements. Due to the increasing popularity and use of the Internet and other online services, federal, state, and local governments may adopt laws and regulations, or amend existing laws and regulations, with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution, and characteristics and quality of products and services. Furthermore, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws to impose additional burdens on companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our services and increase our cost of doing business, or otherwise have a material adverse effect on our business, prospects, financial condition, and results of operations. Moreover, the relevant governmental authorities have not resolved the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership and personal privacy, and it may take time to resolve these issues definitively. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on our business, prospects, financial condition, and results of operations.

Risks Specific To This Offering

         The Market Price For Our Common Stock May Be Highly Volatile; We Must Continue To Satisfy The Applicable Requirements For Our Common Stock To Trade On The Nasdaq SmallCap Market

         The market price of our common stock has experienced, and may continue to experience, significant volatility. Our operating results, announcements by us or our competitors regarding acquisitions or dispositions, new procedures or technology, changes in general conditions in the economy, and general market conditions could cause the market price of our common stock to fluctuate substantially. The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' common stock and have often been unrelated to the operating performance of these companies.

         Under the currently effective criteria for continued listing on the Nasdaq SmallCap Market, a company must maintain (a) either (i) $2,000,000 in net tangible assets, (ii) $500,000 net income in the last fiscal year, or (iii) market capitalization of $35 million, (b) a minimum bid price of $1.00, and (c) a public float of at least $1,000,000. By letter dated April 19, 2001, the Company was requested to provide to the Staff of the Nasdaq SmallCap Market a specific plan to achieve compliance with these criteria, in connection with its review of the Company's continuing eligibility for listing on the Nasdaq SmallCap Market. By letter dated June 14, 2001, the Company was notified that the Staff has determined that the Company complies with the Rule for continued listing and that the matter is closed. If we cannot maintain the standards for continued listing, our common stock could be subject to delisting from the Nasdaq SmallCap Market. Trading, if any, in our common stock would then be conducted in the over-the-counter market on the OTC Bulletin Board established for securities that do not meet the Nasdaq SmallCap Market listing requirements or in what are commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our shares.

         The Market For Our Common Stock May Suffer In The Event Of Delisting From The Nasdaq SmallCap Market And If Our Common Stock Is "Penny Stock"

         If our common stock were to be delisted from the Nasdaq SmallCap Market, and no other exclusion from the definition of a "penny stock" under the Exchange Act were available, our common stock would be subject to the penny stock rules that impose additional sales practice requirements on broker-dealers who sell these securities to persons other than established customers and accredited investors. Accredited investors are generally those investors with net worth in excess of $1,000,000 or an annual income exceeding $200,000 or $300,000 together with a spouse. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase, and must have received the purchaser's written consent to the transaction prior to sale. As a result, delisting, if it were to occur, could materially adversely affect the ability of broker-dealers to sell our common stock and the ability of purchasers of our stock to sell their shares in the secondary market.

         Future Sales Of Common Stock By Our Existing Stockholders Could Adversely Affect Our Stock Price


The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market during or after this offering, or the perception that these sales could occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. After this offering, we will have outstanding 10,481,514 shares of common stock. Giving effect to existing contracts restricting resale of these shares, 8,816,229 shares will be freely tradeable. The number of shares of common stock and the dates when these shares will become freely tradeable in the market, is as follows:


        Number of Shares                              Date
        ----------------                              ----
            8,816,229            On the date of this prospectus
             135,000             Within six months of the date of this
                                 prospectus
            1,514,285            Between six and twelve months from
                                 the date of this prospectus


         As of the date of this prospectus, warrants to purchase a total of 954,404 shares of common stock at prices ranging from $1.75 to $13.20 per share are outstanding and currently exercisable. Following this offering, we intend to file a registration statement to register for issuance and resale the 1,419,230 shares of common stock reserved for issuance under our existing stock option plans. We expect that registration statement to become effective immediately upon filing. Shares issued upon the exercise of stock options granted under these plans will be eligible for resale in the public market from time to time subject to vesting.

         Some of our stockholders, holding approximately 985,645 shares of common stock, have the right, subject to a number of conditions and limitations, to include their shares in registration statements relating to our securities. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders may cause the market price of the common stock to fall. In addition, any demand to include these shares in our registration statements could have a material adverse effect on our ability to raise needed capital.

                            CAUTIONARY NOTE REGARDING
                           FORWARD-LOOKING STATEMENTS

         This prospectus contains, and incorporates by reference, forward-looking statements regarding our plans and objectives for the future. These forward-looking statements are based on current expectations that involve numerous risks and uncertainties. Our plans and objectives are based on a successful execution of our expansion strategy and are based upon a number of assumptions, including assumptions relating to the growth in the use of the Internet and that there will be no unanticipated material adverse change in our operations or business. These assumptions involve judgments with respect to, among other things, future economic, political, competitive, and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could prove inaccurate. The forward-looking statements included, or incorporated by reference, in this prospectus may prove to be inaccurate. In light of the significant uncertainties inherent in these forward-looking statements, you should not regard these statements as representations by us or any other person that we will achieve our objectives and plans.





                            DESCRIPTION OF SECURITIES

General

         We are authorized by our certificate of incorporation to issue an aggregate of 40,000,000 shares of common stock, par value $.001 per share, and 4,000,000 shares of preferred stock, par value $.001 per share. As of June 25, 2001, 10,481,514 shares of common stock were outstanding and held of record by 71 stockholders, including Cede & Co., as nominee for the Depository Trust Company.

Common Stock

         Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for the election of directors. Subject to the prior rights of any class or series of preferred stock which may from time to time be outstanding, if any, holders of common stock are entitled to receive ratably, dividends when, as, and if declared by the board of directors out of funds legally available for that purpose and, upon the liquidation, dissolution, or winding up of Claimsnet.com, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding common stock is validly authorized and issued, fully-paid, and nonassessable. In the event we were to elect to sell additional shares of common stock following this offering, investors in this offering would have no prior right to purchase additional shares. As a result, their percentage equity interest in us would be diluted.

         The shares of common stock offered in this offering are validly authorized and issued, fully paid, and not liable for further call or assessment. Holders of the common stock do not have cumulative voting rights, which means that the holders of more than one half of the outstanding shares of common stock, subject to the rights of the holders of the preferred stock, can elect all of our directors, if they choose to do so. In this event, the holders of the remaining shares of common stock would not be able to elect any directors.

         The board of directors is empowered to fill any vacancies on the board. Except as otherwise required by Delaware law, and subject to the rights of the holders of preferred stock, all stockholder action is taken by the vote of a majority of the outstanding shares of common stock voting as a single class present at a meeting of stockholders at which a quorum consisting of a majority of the outstanding shares of common stock is present in person or proxy.

Preferred Stock

         Preferred stock may be issued in one or more series and having the rights, privileges, and limitations, including voting rights, conversion privileges, and redemption rights, as may, from time to time, be determined by the board of directors. Preferred stock may be issued in the future in connection with acquisitions, financings, or other matters as the board of directors deems appropriate. In the event that any shares of preferred stock are to be issued, a certificate of designation containing the rights, privileges, and limitations of such series of preferred stock shall be filed with the Secretary of State of the State of Delaware. The effect of such preferred stock is that our board of directors alone, and subject to Federal securities laws and Delaware law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control of Claimsnet.com without further action by the stockholders, and may adversely affect the voting and other rights of the holders of the common stock. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of our common stock, including the loss of voting control to others.

Anti-Takeover Provisions

         We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Our Board of Directors and stockholders have, however, taken all corporation action necessary to make these provisions inapplicable to Claimsnet.com commencing as soon as permitted by Delaware Law. Section 203 of the Delaware Law provides, subject to a number of exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or an associate of an affiliate, who is an "interested stockholder" for a period of three years from the date that person became an interested stockholder unless:

         o the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder,

         o the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes this person an interested stockholder, excluding shares owned by persons who are both officers and directors of the corporation, and the shares held by certain employee stock ownership plans, or

         o on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66-2/3% of the corporations outstanding voting stock at an annual or special meeting, excluding the shares owned by the interested stockholder.

         Under Section 203 of the Delaware Law, an "interested stockholder" is defined as any person who is either the owner of 15% or more of the outstanding voting stock of the corporation or an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

         A corporation may, at its option, exclude itself from coverage of
Section 203 of the Delaware Law by amending its certificate of incorporation or by-laws, by action of its stockholders, to exempt itself from coverage, provided that the amendment to the certificate of incorporation or by-laws does not become effective until 12 months after the date it is adopted.

Regulation Of The Introduction Of Business At Annual Meetings Of Stockholders

         Our by-laws include provisions which regulate the submission by persons other than the board of directors of matters to a vote of stockholders. Generally, at an annual meeting of the stockholders, the only business conducted must be brought before the annual meeting either by or at the direction of the board of directors or by any of our stockholders who is a stockholder of record at the time of giving of notice for such meeting, who shall be entitled to vote at such annual meeting and who complies with the notice procedures set forth in the by-laws. For business to be properly brought before an annual meeting by a stockholder, the stockholder must be given timely notice thereof in writing to our Secretary. To be timely, a stockholder's notice must be delivered or mailed to, and received at, our principal executive offices not less than 60 days nor more than 90 days prior to the annual meeting, regardless of any postponement, deferrals, or adjournments of that meeting to a later date; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting the following:

         o a brief description of the business desired to be brought before the annual meeting and the reasons for conducting this business at the annual meeting;

         o the name and address, as they appear on our books, of the stockholder proposing this business;

         o the class and number of our shares which are beneficially owned by the stockholder; and

         o any material interest of the stockholder in the business he wishes to bring before the annual meeting.

         Notwithstanding anything in the by-laws to the contrary, no business shall be conducted at the stockholder meeting, except in accordance with the procedures set forth in the by-laws. The chairman of the meeting, as determined in accordance with the by-laws, shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and, in accordance with the provisions of these by-laws, and if he should so determine, he shall so declare to the meeting and any business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing, a stockholder shall also comply with all applicable requirements of the Exchange Act with respect to the above.

Directors' Limitation of Liability

         Our certificate of incorporation and by-laws include provisions to (1) indemnify the directors and officers to the fullest extent permitted by the Delaware General Corporation Law, including circumstances under which indemnification is otherwise discretionary and (2) eliminate the personal liability of directors and officers for monetary damages resulting from breaches of their fiduciary duty, except for liability for breaches of the duty of loyalty, acts, or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law, or for any transaction from which the director derived an improper personal benefit. Claimsnet.com believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

         Claimsnet.com has a directors and officers liability insurance policy in effect in an amount equal to $10 million.

         Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers, and controlling persons of Claimsnet.com as stated in the foregoing provisions or otherwise, Claimsnet.com has been advised that, in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Quotation On Nasdaq SmallCap Market And Boston Stock Exchange

         Our common stock is included on the Nasdaq SmallCap Market under the symbol "CLAI" and is listed on the Boston Stock Exchange under the symbol "CLA."

Transfer Agent

         Our transfer agent and registrar for the common stock is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

         PRINCIPAL, MANAGEMENT, AND SELLING STOCKHOLDERS

         The following table sets forth, as of the date of this prospectus,

         o each person who is known by us to be the owner of record or beneficial owner of more than 5% of the outstanding common stock,

         o        each of our directors and executive officers,

         o each of the selling stockholders, o all directors and executive officers of Claimsnet.com as a group, and

         o the number of shares of common stock beneficially owned by each such person and such group and the percentage of the outstanding shares owned by each such person and such group.

         As used in the table below and elsewhere in this prospectus, the term beneficial ownership with respect to a security consists of sole or shared voting power, including the power to vote or direct the vote, and/or sole or shared investment power, including the power to dispose or direct the disposition, with respect to the security through any contract, arrangement, understanding, relationship, or otherwise, including a right to acquire such power(s) during the next 60 days following the date of this prospectus. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated. Except as otherwise noted below, the address of each of the persons in the table is c/o Claimsnet.com inc., 12801 N. Central Expressway, Suite 1515, Dallas, Texas 75243. Unless otherwise noted, beneficial ownership consists of sole ownership, voting, and investment power with respect to all common stock shown as beneficially owned by them.


                                 Shares Beneficially   Percentage of                                 Percentage of Outstanding as
Name and Address                 Owned as of           Outstanding as of       Shares                of September 28, 2001
of Beneficial Owner              September 28, 2001    September 28, 2001      Offered Hereby        Giving Effect to this Offer
-------------------              ------------------    ------------------      --------------        ---------------------------

Bo W. Lycke(1)                         1,737,993                   16.6%                750,000      9.4%

Paul W. Miller(2)                         26,600                       *                      0      *

Ward L. Bensen(3)                        701,904                    6.7%                      0      6.7%

Robert H. Brown, Jr.(4)                  802,354                    7.7%                      0      7.7%

Sture Hedlund(5)                         117,008                    1.1%                      0      1.1%


John C. Willems III(6)                    14,277                       *                      0      *

Wescott W. Price III(7)                   55,000                       *                      0      *

                                 Shares Beneficially   Percentage of                                 Percentage of Outstanding as
Name and Address                 Owned as of           Outstanding as of       Shares                of September 28, 2001
of Beneficial Owner              September 28, 2001    September 28, 2001      Offered Hereby        Giving Effect to this Offer
-------------------              ------------------    ------------------      --------------        ---------------------------

Jeffrey P. Baird(8)                            0                       *                      0      *

Patricia Davis(9)                          4,100                       *                      0      *

McKesson Corporation                   1,514,285                   14.5%                      0      14.5%
One Post Street
San Francisco,
California 94104-5296

Sinclair Restructuring                 1,000,000                    9.5%              1,000,000      0%
Fund, Ltd.(10)
P.O. Box 852 G.T.
George Town, Grand Cayman
Cayman Island, BVI

Philipp Gruber(11)                        10,000                       *                 10,000      0%
Fohretstrasse 12
Bergdietikon
Switzerland CH-8962

Rodolfo Reiser(11)                        50,000                       *                 50,000      0%
Neuhaustrasse 12
Zurich
Switzerland CH-8044

Thomas Michel(11)                         10,000                       *                 10,000      0%
Sonnacker 44
Arni
Switzerland  CH-8905

Urs Amstutz(11)                            9,000                       *                  9,000      0%
Eichenweg 3
Zumikon
Switzerland CH-8126

Cilen Investment Ltd.(11)                  5,000                       *                  5,000      0%
c/o Dr. Ernst A. Branderberg
Poststrasse 9
Zug
Switzerland CH-6300


Elisabeth Gruber-Ringger(11)              10,000                       *                 10,000      0%
Ahornweg 1
Weggis
Switzerland CH-6353


European Global                            5,000                       *                  5,000      0%
Consultants(11)(12)
c/o Finturicum Ltd.
Bleicherweg 18
Zurich
Switzerland  CH  8002

                                 Shares Beneficially   Percentage of                                 Percentage of Outstanding as
Name and Address                 Owned as of           Outstanding as of       Shares                of September 28, 2001
of Beneficial Owner              September 28, 2001    September 28, 2001      Offered Hereby        Giving Effect to this Offer
-------------------              ------------------    ------------------      --------------        ---------------------------

Jurg Keller(11)                            2,000                       *                  2,000      0%
Eigenheimstrasse 52
Kusnacht
Switzerland CH-8700

Eduard Werder(11)                          3,000                       *                  3,000      0%
Wannerstrasse 5/25
Zurich
Switzerland CH-8045

Michael Leibundgut(11)                     2,000                       *                  2,000      0%
Hadlaubstrasse 66a
Zurich
Switzerland CH-8006

Ann Marie Leibundgut(11)                   2,000                       *                  2,000      0%
Sempacherstrasse 79
Zurich
Switzerland  CH-8032

J. R Schellenberg(11)                    162,000                    1.5%                162,000      0%
Kohlrainstrasse1
Kusnacht
Switzerland CH-8700

Personalvorsorgestiftung2
Saule SPIDA(13)
Bergstrasse 21
Postfach CH 8044                         400,000                    3.8%                400,000      0%
Zuerich Switzerland

American Medical Finance,                481,603                    4.6%                100,000      3.6%
Inc.(14)

VHx Company(15)
c/o Eric Hillerbrand
1100 Edison Garden                       312,459                    3.0%                312,459      0%
Atlanta, Georgia 30324

John Deere Health Care,                  243,770                    2.3%                243,770      0%
Inc.(16)
1300 River Drive
Moline, Illinois 61265

                                 Shares Beneficially   Percentage of                                 Percentage of Outstanding as
Name and Address                 Owned as of           Outstanding as of       Shares                of September 28, 2001
of Beneficial Owner              September 28, 2001    September 28, 2001      Offered Hereby        Giving Effect to this Offer
-------------------              ------------------    ------------------      --------------        ---------------------------

New York Capital AG(17)                   16,000                       *                 16,000      0%
Bahnhofstrasse 27
Buchs
Switzerland CH-9471

All directors and executive            2,502,030                   23.9%                750,000      16.7%
officers as a group (9 persons)


   --------------------------------

         (1) Mr. Lycke is our Chairman of the Board of Directors, President and Chief Executive Officer. Consists of 1,246,390 shares of common stock owned of record by Mr. Lycke, 10,000 shares which Mr. Lycke has the right to acquire, and 481,603 shares of common stock owned of record by American Medical Finance. Mr. Lycke serves as the Chairman of the Board of Directors of American Medical Finance. Messrs. Lycke, Bensen, and Brown own 71.1%, 11.2%, and 17.7%, respectively, of the outstanding capital stock of American Medical Finance. Therefore, Messrs. Lycke, Bensen, and Brown may be deemed to beneficially own the shares of common stock owned by American Medical Finance.

         (2) Consists of 1,600 shares of common stock owned of record by Mr. Miller and 25,000 shares which Mr. Miller has the right to acquire.

         (3) Consists of 195,301 shares of common stock owned of record by Mr. Bensen, 25,000 shares which Mr. Bensen has the right to acquire, and 481,603 shares of common stock owned of record by American Medical Finance.

         (4) Consists of 310,751 shares of common stock owned of record by Mr. Brown, 10,000 shares which Mr. Brown has the right to acquire, and 481,603 shares of common stock owned of record by American Medical Finance.

         (5) Consists of 82,157 shares of common stock owned of record by Mr. Hedlund, 12,884 shares of common stock owned by Scandinavian Export Services, AB, 11,967 shares of common stock owned by Scandinavian Merchant Group, AB, and 10,000 shares which Mr. Hedlund has the right to acquire.

         (6) Consists of 9,277 shares of common stock owned of record by Mr. Willems and 5,000 shares which Mr. Willems has the right to acquire.

         (7) Consists of 25,000 shares of common stock owned of record by Mr. Price and 30,000 shares which Mr. Price has the right to acquire.

         (8) Mr. Baird became the Company's Senior Vice President of Technology on June 25, 2001.

         (9) Consists of 100 shares of common stock owned of record by Ms. Davis and 4,000 shares which Ms. Davis has the right to acquire.

         (10) The shares of this entity are beneficially owned by Mr. Joseph A. Barone. These shares represent 100% of the shares of common stock issued in June 2000 in a private placement of common stock that resulted in net proceeds to us of $2,982,000.

         (11) These shares were acquired in August 2000 in a private placement of 270,000 shares of common stock at $3.50 per share which resulted in net proceeds of $927,000. In connection with the financing, we also issued warrants to purchase 270,000 shares of common stock at a price of $4.60 per share for a period expiring in May 2002 and warrants to purchase 270,000 shares of common stock at a price of $5.60 for a expiring in August 2002.

         (12) The shares of this entity are beneficially owned by Mr. Felix Lienhard.

         (13) The shares of this entity are beneficially owned by Mr. Peter Schuler. These shares represent 100% of the shares of common stock acquired in a price placement of common stock at a price per share of $1.75 per share that resulted in net proceeds of $630,000.

         (14) Mr. Lycke serves as the Chairman of the Board of Directors of American Medical Finance. Messrs. Lycke, Bensen, and Brown own 71.1%, 11.2%, and 17.7%, respectively, of the outstanding capital stock of American Medical Finance. Therefore, Messrs. Lycke, Bensen, and Brown may be deemed to beneficially own the shares of common stock owned by American Medical Finance.

         (15) VHx Company has seen an involuntary Chapter 7 petition filed against it in the U.S. Bankruptcy Court in Northern District of Georgia.

         (16) John Deere Health Care, Inc. is a wholly-owned subsidiary of Deere & Company, a Delaware corporation, that is publicly traded.

         (17) The shares of this entity are beneficially owned by Mr. Thomas Michel. These shares represent 100% of the shares of common stock issued in June 2001 for services valued at $41,600, the fair market value of the shares at the date of issuance.

                              PLAN OF DISTRIBUTION


         The selling stockholders have advised us that they intend to offer the shares of common stock being offered by them from time to time on the Nasdaq SmallCap Market at prices prevailing at the time of sale or in private transactions at negotiable prices, and without payment of any underwriting discounts or commissions, except that they reserve the right to pay usual and customary selling commissions paid to brokers or dealers. The selling stockholders or such brokers or dealers may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales and any such usual and customary commissions may be deemed to be underwriting commissions under the Securities Act. Of the 270,000 shares registered herein, in the aggregate, in varying amounts, on behalf of Phillip Gruber, Rodolfo Reiser, Thomas Michel, Urs Amstutz, Cilen Investment Ltd., Elisabeth Gruber-Ringger, European Global Consultants, Jurg Keller, Edward Werder, Michael Leibundgut, Ann Marie Liebundgut and J.R. Schellenberg, 135,000 shares will be freely tradeable in the market upon the effective date of this registration statement, and the remaining 135,000 shares will be freely tradeable three months from the effective date of this registration statement.


         We will apply to list the shares of common stock offered by means of this prospectus on the Nasdaq SmallCap Market. Our outstanding shares of common stock are currently listed on the Nasdaq SmallCap Market and the Boston Stock Exchange. We have undertaken to pay expenses associated with the listing of our shares of common stock, including, but not limited to, Securities and Exchange Commission filing fees and fees payable to the Nasdaq Stock Market, Inc. and the Boston Stock Exchange.

                                  LEGAL MATTERS

         Legal matters will be passed upon for us by Reitler Brown LLC, New York, New York. Reitler Brown LLC owns beneficially and of record an aggregate of 23,192 shares of our common stock.

                                     EXPERTS

         The consolidated financial statements of Claimsnet.com for the year ended December 31, 1998, incorporated by reference in this prospectus, have been audited by King Griffin & Adamson P.C., Dallas, Texas, independent certified public accountants, as indicated in their report with respect thereto, and is incorporated by reference in this prospectus in reliance upon report given upon the authority of said firm as experts in accounting and auditing.

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements as of December 31, 2000 and 1999 and for the years then ended, included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. These financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form S-3, including the exhibits, schedules, and amendments to this registration statement, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, we make reference to the registration statement. Although this prospectus contains all material information regarding us, statements contained in this prospectus as to the contents of any contract, agreement, or other document referred to are not necessarily complete, and in each instance we make reference to the copy of such contract, agreement, or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

         We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this act, file periodic reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy all or any portion of the aforementioned registration statement, as well as such periodic reports, proxy statements, or any other information at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings, including the registration statement, are also available to you on the Securities and Exchange Commission's Web site (http://www.sec.gov).

                           INCORPORATION BY REFERENCE

         The Commission allows us to incorporate by reference the information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference into this registration statement is considered to be part of this registration statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act:

         a. our annual report on Form 10-K for the year ended December 31, 2000, filed with the Commission on April 16, 2001;


         b. amendment No. 1 to our annual report on Form 10-K for the year ended December 31, 2000, as filed with the Commission on October 3, 2001;

         c. our quarterly report on Form 10-Q for the quarter ended March 31, 2001, filed with the Commission on May 15, 2001;

         d. amendment No. 1 to our quarterly report on Form 10-Q for the quarter ended March 31, 2001, filed with the Commission on October 3, 2001;

         e. our quarterly report on Form 10-Q for the quarter ended June 30, 2001, filed with the Commission on August 14, 2001;

         f. amendment No. 1 to our quarterly report on Form 10-Q for the quarter ended June 30, 2001, filed with the Commission on October 3, 2001;

         g. our current reports on Form 8-K, dated August 15, 2001, April 19, 2001, April 5, 2001, March 20, 2001, January 5, 2001,
                  December 18, 2000 and March 23, 2000, respectively; and

         h. the description of our capital stock contained in our registration statement on Form 8-A, dated December 2, 1998.


         You may request a copy of these filings, at no cost, by written or oral request to us at the following address:

                                    C. Kelly Campbell
                                    Corporate Secretary
                                    Claimsnet.com inc.
                                    12801 North Central Expressway
                                    Suite 1515
                                    Dallas, Texas 75243
                                    (972) 458-1701

         No person has been authorized to give any information or to make any representation other than those contained in this prospectus in connection with the offering of the shares of our common stock by the selling stockholders. If information or representations other than those contained in this prospectus are given or made you must not rely on it as if we authorized it. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information contained or incorporated by reference herein is correct as of any time subsequent to its date or that there has been no change in our affairs since such date. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby in any jurisdiction in which such offer or solicitation is not permitted, or to anyone whom it is unlawful to make such offer or solicitation. The information in this prospectus is not complete and may be changed.

                                Table Of Contents





Prospectus Summary.......................................................   2

Risk Factors.............................................................   8

Description of Securities................................................  20

Principal, Management and Selling Stockholders...........................  25

Plan of Distribution.....................................................  30

Legal Matters............................................................  31

Experts..................................................................  31

Additional Information...................................................  31

Incorporation by Reference...............................................  32

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is a statement of the estimated expenses incurred by Claimsnet.com in connection with the distribution of the securities registered under this registration statement:



                                                                AMOUNT
                                                              TO BE PAID
                                                              ----------

SEC Registration Fee .......................................   $ 1,964
Legal Fees and Expenses ....................................   $20,000
NASD Filing Fees ...........................................   $17,500
Listing Fees ...............................................   $ 5,000
Accounting Fees and Expenses ...............................   $15,000
Transfer Agent and Registrar Fees ..........................   $ 1,000
Printing and Engraving Expenses ............................   $ 1,000
Miscellaneous ..............................................   $ 4,200
                                                               -------
          Total ............................................   $65,664


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation, or an amendment thereto validly approved by stockholders, to eliminate or limit personal liability of members of its board of directors for violations of a director's fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or a knowing violation of a law, the payment of a dividend or approval of a stock repurchase which is deemed illegal or an improper personal benefit is obtained. Claimsnet.com's certificate of incorporation includes the following language:

         "The personal liability of the Directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of Subsection (b) of
Section 102 of the General Corporation Law of the State of Delaware as the same may be amended and supplemented."

         Delaware General Corporation Law, Section 145, permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of Claimsnet.com, and, with respect to any criminal action, had reasonable cause to believe his conduct was lawful. Article VII, Section 7 of the by-laws of Claimsnet.com provides as follows:

         "The corporation shall indemnify its officers, directors, employees, and agents to the extent permitted by the General Corporation Law of Delaware."

         Article 11 of the certificate of incorporation of Claimsnet.com, as amended, permits indemnification of, and advancement of expenses to, among others, officers and directors of Claimsnet.com. Such Article provides as follows:

         "(a) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director, officer, employee, or agent of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation as a director, officer, employee, or agent of any other II-1 corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability, and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the indemnitee's heirs, executors, and administrators; provided, however, that, except as provided in paragraph (c) of this Article 11 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation.

         "(b) The right to indemnification conferred in paragraph (a) of this
Article 11 shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Article 11 or otherwise.

         "(c) The rights to indemnification and to the advancement of expenses conferred in paragraphs (a) and (b) of this Article 11 shall be contract rights. If a claim under paragraph (a) or (b) of this Article 11 is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an II-2 advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this
Article 11 or otherwise, shall be on the Corporation.

         "(d) The rights to indemnification and to the advancement of expenses conferred in this Article 11 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

         "(e) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the Corporation or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the Delaware General Corporation Law.

         "(f) The Corporation's obligation, if any, to indemnify any person who was or is serving as a director, officer, employee, or agent of any direct or indirect subsidiary of the Corporation or, at the request of the Corporation, of any other corporation or of a partnership, joint venture, trust, or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, or other enterprise.

         "(g) Any repeal or modification of the foregoing provisions of this
Article 11 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification."

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Claimsnet.com pursuant to the foregoing provisions or otherwise, Claimsnet.com has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16.  EXHIBITS

2.1*      Certificate of Incorporation.
3.1*      Bylaws, as amended.
4.1*      Form of Common Stock Certificate
5.1**     Opinion of Reitler Brown LLC
23.1      Consent of Ernst & Young LLP
23.2      Consent of King Griffin & Adamson P.C.
23.3      Consent of Reitler Brown LLC (included in Exhibit 5.1 above)
24.1*     Power of Attorney.

---------------
 *        Previously filed.
**       To be filed by amendment.


ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

      (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if the change in volume represents no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (c)(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(b) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas on the 2nd day of October, 2001.


                                    Claimsnet.com inc.

                                    By: /s/ Bo W. Lycke
                                       ------------------------------------
                                        Bo W. Lycke
                                        Chairman of the Board of Directors,
                                        President, and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment to Registration Statement has been signed by the following person in the capacities and on the dates indicated.


         SIGNATURE                            TITLE                                   DATE
----------------------------------------      --------------------------             ------------------------

                                            Chairman of the Board of
/s/ BO W. LYCKE                             Directors, President, and
----------------------------------------    Chief Executive Officer                  October 2, 2001
         Bo W. Lycke                        (Principle Executive Officer)


                                            Vice President and Chief
/s/ PAUL W. MILLER                          Financial Officer
----------------------------------------    (Principle Financial and                 October 2, 2001
         Paul W. Miller                     Accounting Officer)


         *
----------------------------------------    Director                                 October 2, 2001
         Ward L. Bensen


         *
----------------------------------------    Director                                 October 2, 2001
         Robert H. Brown, Jr.

         *
----------------------------------------    Director                                 October 2, 2001
         Sture Hedlund


         *
----------------------------------------    Director                                 October 2, 2001
         John C. Willems, III


         *
----------------------------------------    Director                                 October 2, 2001
         Westcott W. Price, III



         * By: /s/ BO W. LYCKE
               ----------------------
                 Bo W. Lycke
                 Attorney-In-Fact